Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

SECOND QUARTER RESULTS

MIAMI (June 25, 2013) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $72 million, or $0.09 diluted EPS for the second quarter of 2013 compared to non-GAAP net income for the second quarter of 2012 of $159 million, or $0.20 diluted EPS. For the second quarter of 2013, reported U.S. GAAP net income, which included net unrealized losses on fuel derivatives of $31 million, was $41 million, or $0.05 diluted EPS. For the second quarter of 2012, reported U.S. GAAP net income, which included unrealized losses on fuel derivatives of $145 million, was $14 million, or $0.02 diluted EPS. Revenues for the second quarter of 2013 were $3.5 billion, in line with the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that second quarter earnings were slightly better than May guidance due primarily to the timing of selling and administrative expenses.

Key metrics for the second quarter 2013 compared to the prior year were as follows:

•	On a constant dollar basis, net revenue yields (net revenue per available lower berth day or “ALBD”) decreased 1.9 percent for 2Q 2013. Gross revenue yields decreased 3.1 percent in current dollars.

•	Net cruise costs excluding fuel per ALBD increased 8.8 percent in constant dollars, primarily due to the timing of dry-dock expenses, vessel repair costs and non-recurring items which benefitted the prior year. Gross cruise costs including fuel per ALBD in current dollars decreased 0.1 percent.

•	Fuel prices decreased 9.7 percent to $683 per metric ton for 2Q 2013 from $756 per metric ton in 2Q 2012.

•	Fuel consumption per ALBD decreased 5.7 percent in 2Q 2013 compared to the prior year.

During the second quarter, the company took delivery of Princess Cruises’ 3,560-passenger Royal Princess, the first of a new class of ships for Princess. Royal Princess debuted with a spectacular naming ceremony in Southampton, England on June 13 that captured world-wide attention. The ceremony was presided over by the ship’s godmother, Her Royal Highness The Duchess of Cambridge. Royal Princess launched with many exciting new features including an over-water SeaWalk, and nightly performances of dancing fountains and music shows in the ship’s central pool area, as well as plush private poolside cabanas.

Additionally, Carnival Sunshine entered service in May following an unprecedented $155 million modernization that added all the features and facilities of Carnival Cruise Lines’ Fun Ship 2.0 product enhancement program. Fun Ship 2.0 is transforming the Carnival brand’s on-board experience through celebrity partnerships including comedian George Lopez, who serves as the brand’s creative director for comedy, and Food Network personality and chef Guy Fieri, who developed a complimentary burger venue called Guy’s Burger Joint, as well as brand partnerships with EA Sports and Hasbro. Also, earlier this month Carnival Cruise Lines completed $115 million in upgrades and repairs to Carnival Triumph. The ship successfully reentered service in Galveston, Texas last week, featuring various Fun Ship 2.0 dining and bar innovations, including BlueIguana Cantina, RedFrog Rum Bar and Alchemy Bar, among others.

2013 Outlook

At this time, cumulative advance bookings for the remainder of 2013 are behind the prior year at prices below the prior year levels. Since the end of March, fleetwide booking volumes for the next three quarters, excluding Carnival Cruise Lines, are running higher than the prior year at higher prices. Booking volumes for Carnival Cruise Lines during the same period are running behind the prior year at lower prices.

Arison noted, “Our 90,000 global team members are dedicated to delivering an outstanding vacation experience to 10 million guests each year. The level of quality, variety and innovation available throughout our fleet has never been greater and our guests are reaping the benefits of truly exceptional vacation values. We are working to more broadly communicate that message through stepped up consumer and trade marketing efforts, as well as strengthened engagement of our travel agent partners. We believe these initiatives, combined with slower supply growth, will lead to increased yields.”

Arison also stated, “In addition, we remain focused on reducing our fuel dependence. By year end, we will achieve a 23 percent cumulative reduction in fuel consumption since 2005 and expect our research and development efforts in fuel saving technologies to continue to bear fruit.

We have strengthened our management teams in maritime and technical ship operations and product delivery, as well as marketing and communications. We expect the combination of these efforts will drive improved return on invested capital over time.”

The company expects full year net revenue yields, on a constant and current dollar basis to be down 2 to 3 percent compared to the prior year, in line with the May guidance. The company also expects full year net cruise costs excluding fuel per ALBD to be higher by 3.5 to 4.5 percent compared to the prior year on a constant and current dollar basis.

Taking the above factors into consideration, the company forecasts full year 2013 non-GAAP diluted earnings per share to be in the range of $1.45 to $1.65, compared to 2012 non-GAAP diluted earnings of $1.88 per share.

Third Quarter 2013 Outlook

Third quarter constant dollar net revenue yields are expected to be down 3.5 to 4.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the third quarter are expected to be higher by 8.5 to 9.5 percent on a constant dollar basis compared to the prior year, the majority of which is due to costs associated with the previously announced vessel enhancement initiatives and increased marketing expenses, as well as higher pension plan contributions.

Based on the above factors, the company expects non-GAAP diluted earnings for the third quarter 2013 to be in the range of $1.25 to $1.33 per share versus 2012 non-GAAP earnings of $1.53 per share.

Selected Key Forecast Metrics

	Full Year 2013		Third Quarter 2013
Year over year change:	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars

Net revenue yields	(2.0) to (3.0) %	(2.0) to (3.0) %	(2.0) to (3.0)%	(3.5) to (4.5) %

Net cruise costs excl. fuel / ALBD	3.5 to 4.5%	3.5 to 4.5%	9.5 to 10.5%	8.5 to 9.5%

	Full Year 2013	Third Quarter 2013
Fuel price per metric ton	$671	$671
Fuel consumption (metric tons in thousands)	3,270	810
Currency: Euro	$1.32 to €1	$1.33 to €1
Sterling	$1.56 to £1	$1.56 to £1

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2013 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 102 ships totaling 209,000 lower berths with seven new ships scheduled to be delivered between May 2014 and April 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact, among other things, the forecasting of our non-GAAP earnings per share (“EPS”); net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; costs per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill and trademark fair values; and outlook. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. These factors include, but are not limited to, the following:

•	general economic and business conditions;

•	increases in fuel prices;

•

incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew;

•	the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel;

•	negative publicity concerning the cruise business in general or us in particular, including any adverse environmental impacts of cruising;

•	litigation, enforcement actions, fines or penalties;

•	economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•

changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which we operate;

•	our ability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations;

•	increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	lack of continuing availability of attractive, convenient and safe port destinations;

•

continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors;

•	disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	failure to keep pace with developments in technology;

•	competition from and overcapacity in the cruise ship or land-based vacation industry;

•	loss of key personnel or our ability to recruit or retain qualified personnel;

•	union disputes and other employee relation issues;

•	disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	the continued strength of our cruise brands and our ability to implement our brand strategies;

•	our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect;

•	our decisions to self-insure against various risks or our inability to obtain insurance for certain risks at reasonable rates;

•	fluctuations in foreign currency exchange rates;

•

whether our future operating cash flow will be sufficient to fund future obligations and whether we will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with our expectations;

•	risks associated with the dual listed company arrangement; and

•	uncertainties of foreign legal systems as Carnival Corporation and Carnival plc are not U.S. corporations.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jennifer De La Cruz	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Revenues
Cruise
Passenger tickets	$2,613	$2,675	$5,353	$5,439
Onboard and other	839	844	1,683	1,653
Tour and other	27	19	36	28

	3,479	3,538	7,072	7,120

Operating Costs and Expenses
Cruise
Commissions, transportation and other	506	519	1,123	1,180
Onboard and other	115	128	242	254
Fuel	555	645	1,115	1,237
Payroll and related	454	435	914	877
Food	238	236	481	476
Other ship operating	603	494 (a)	1,182	1,113
Tour and other	16 (b)	21	30	35

	2,487	2,478	5,087	5,172
Selling and administrative	449	431	908	852
Depreciation and amortization	391	376	780	752
Ibero goodwill and trademark impairment charges	—	—	—	173

	3,327	3,285	6,775	6,949

Operating Income	152	253	297	171

Nonoperating (Expense) Income
Interest income	3	3	5	6
Interest expense, net of capitalized interest	(78)	(87)	(161)	(175)
Unrealized losses on fuel derivatives, net	(31)	(145)	(59)	(124)
Other expense, net	(5)	(10)	(2)	(5)

	(111)	(239)	(217)	(298)

Income (Loss) Before Income Taxes	41	14	80	(127)

Income Tax (Expense) Benefit, Net	—	—	(2)	2

Net Income (Loss)	$41	$14	$78	$(125)

Earnings (Loss) Per Share
Basic	$0.05	$0.02	$0.10	$(0.16)

Diluted	$0.05	$0.02	$0.10	$(0.16)

Non-GAAP Earnings Per Share-Diluted (c)	$0.09	$0.20	$0.18	$0.22

Dividends Declared Per Share	$0.25	$0.25	$0.50	$0.50

Weighted-Average Shares Outstanding – Basic	775	779	775	778

Weighted-Average Shares Outstanding – Diluted	777	779	777	778

(a)	Includes $17 million of hull and machinery insurance proceeds for the total loss of a ship in excess of its net book value and $17 million received from a litigation settlement.
(b)	Includes a $15 million gain from the sale of Holland America Line’s former Noordam, which was on charter to an unaffiliated entity.
(c)	Excludes unrealized losses on fuel derivatives and $173 million of Ibero impairment charges.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	May 31,	November 30,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$711	$465
Trade and other receivables, net	408	270
Insurance recoverables	217	460
Inventories	381	390
Prepaid expenses and other	187	236

Total current assets	1,904	1,821

Property and Equipment, Net	32,481	32,137

Goodwill	3,134	3,174

Other Intangibles	1,298	1,314

Other Assets	742	715

	$39,559	$39,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$14	$56
Current portion of long-term debt	2,000	1,678
Accounts payable	627	549
Dividends payable	194	583
Claims reserve	317	553
Accrued liabilities and other	857	845
Customer deposits	3,626	3,076

Total current liabilities	7,635	7,340

Long-Term Debt	7,848	7,168

Other Long-Term Liabilities	796	724

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 650 shares at 2013 and 649 shares at 2012 issued	7	6
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2013 and 215 shares at 2012 issued	358	357
Additional paid-in capital	8,284	8,252
Retained earnings	18,170	18,479
Accumulated other comprehensive loss	(473)	(207)
Treasury stock, 59 shares at 2013 and 55 shares at 2012 of Carnival Corporation and 32 shares at 2013 and 33 shares at 2012 of Carnival plc, at cost	(3,066)	(2,958)

Total shareholders’ equity	23,280	23,929

	$39,559	$39,161

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	17,993	17,784	35,972	35,092
Passengers carried (in thousands)	2,364	2,334	4,669	4,596
Occupancy percentage (b)	103.3%	102.6%	103.7%	103.9%
Fuel consumption in metric tons (in thousands)	814	852	1,640	1,689
Fuel consumption in metric tons per ALBD	0.045	0.048	0.046	0.048
Fuel cost per metric ton consumed	$683	$756	$680	$732
Currencies
U.S. dollar to €1	$1.30	$1.31	$1.31	$1.31
U.S. dollar to £1	$1.52	$1.59	$1.55	$1.58
U.S. dollar to Australian dollar	$1.02	$1.03	$1.03	$1.04

CASH FLOW INFORMATION
Cash from operations	$1,157	$1,136	$1,556	$1,458
Capital expenditures	$1,206	$1,730	$1,447	$1,997
Dividends paid	$195	$194	$777	$388

(a)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.
(b)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

FUEL DERIVATIVES

At May 31, 2013, our outstanding fuel derivatives consisted of zero cost collars on Brent crude oil to cover a portion of our estimated fuel consumption as follows:

Maturities (a) (b)	Transaction Dates	Barrels (in thousands)	Weighted- Average Floor Prices	Weighted- Average Ceiling Prices	Percent of Estimated Fuel Consumption Covered
Fiscal 2013 (Q3-Q4)
	November 2011	1,056	$74	$132
	February 2012	1,056	$98	$127
	March 2012	2,112	$100	$130

		4,224			40%

Fiscal 2014

	November 2011	2,112	$85	$114
	February 2012	2,112	$88	$125
	June 2012	2,376	$71	$116
	May 2013	1,728	$85	$108

		8,328			39%

Fiscal 2015

	November 2011	2,160	$80	$114
	February 2012	2,160	$80	$125
	June 2012	1,236	$74	$110
	April 2013	1,044	$80	$111
	May 2013	1,884	$80	$110

		8,484			39%

Fiscal 2016

	June 2012	3,564	$75	$108
	February 2013	2,160	$80	$120
	April 2013	3,000	$75	$115

		8,724			40%

Fiscal 2017

	February 2013	3,276	$80	$115
	April 2013	2,028	$75	$110

		5,304			25%

(a)	Fuel derivatives mature evenly over each month within the above fiscal periods.
(b)	We will not realize any economic gain or loss upon the monthly maturities of our zero cost collars unless the average monthly price of Brent crude oil is above the ceiling price or below the floor price.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a)(b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Passenger ticket revenues	$2,613	$2,633	$2,675	$5,353	$5,358	$5,439
Onboard and other revenues	839	843	844	1,683	1,684	1,653

Gross cruise revenues	3,452	3,476	3,519	7,036	7,042	7,092

Less cruise costs
Commissions, transportation and other	(506)	(510)	(519)	(1,123)	(1,123)	(1,180)
Onboard and other	(115)	(116)	(128)	(242)	(242)	(254)

	(621)	(626)	(647)	(1,365)	(1,365)	(1,434)

Net passenger ticket revenues	2,107	2,123	2,156	4,230	4,235	4,259
Net onboard and other revenues	724	727	716	1,441	1,442	1,399

Net cruise revenues	$2,831	$2,850	$2,872	$5,671	$5,677	$5,658

ALBDs	17,993,002	17,993,002	17,783,938	35,972,237	35,972,237	35,092,473

Gross revenue yields	$191.84	$193.17	$197.89	$195.59	$195.78	$202.09
% decrease vs. 2012	(3.1)%	(2.4)%		(3.2)%	(3.1)%

Net revenue yields	$157.33	$158.41	$161.50	$157.64	$157.83	$161.22
% decrease vs. 2012	(2.6)%	(1.9)%		(2.2)%	(2.1)%

Net passenger ticket revenue yields	$117.09	$117.98	$121.29	$117.58	$117.74	$121.38
% decrease vs. 2012	(3.5)%	(2.7)%		(3.1)%	(3.0)%

Net onboard and other revenue yields	$40.24	$40.43	$40.21	$40.06	$40.09	$39.84
% increase vs. 2012	0.1%	0.5%		0.5%	0.6%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a)(b):

	Three Months Ended May 31,			Six Months Ended May 31,
	2013	2013 Constant Dollar	2012	2013	2013 Constant Dollar	2012
Cruise operating expenses	$2,471	$2,485	$2,457	$5,057	$5,060	$5,137
Cruise selling and administrative expenses (c)	447	450	429	904	905	848

Gross cruise costs	2,918	2,935	2,886	5,961	5,965	5,985
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(506)	(510)	(519)	(1,123)	(1,123)	(1,180)
Onboard and other	(115)	(116)	(128)	(242)	(242)	(254)

Net cruise costs	2,297	2,309	2,239	4,596	4,600	4,551
Less fuel	(555)	(555)	(645)	(1,115)	(1,115)	(1,237)

Net cruise costs excluding fuel	$1,742	$1,754	$1,594	$3,481	$3,485	$3,314

ALBDs	17,993,002	17,993,002	17,783,938	35,972,237	35,972,237	35,092,473

Gross cruise costs per ALBD	$162.19	$163.11	$162.28	$165.71	$165.83	$170.54
% (decrease) increase vs. 2012	(0.1)%	0.5%		(2.8)%	(2.8)%

Net cruise costs per ALBD	$127.68	$128.35	$125.88	$127.76	$127.88	$129.67
% increase (decrease) vs. 2012	1.4%	2.0%		(1.5)%	(1.4)%

Net cruise costs excluding fuel per ALBD	$96.81	$97.48	$89.63	$96.77	$96.89	$94.44
% increase vs. 2012	8.0%	8.8%		2.5%	2.6%

(See next page for Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2013	2012	2013	2012
Net income (loss) – diluted
U.S. GAAP net income (loss)	$41	$14	$78	$(125)
Ibero goodwill and trademark impairment charges (d)	—	—	—	173
Unrealized losses on fuel derivatives, net (e)	31	145	59	124

Non-GAAP net income	$72	$159	$137	$172

Weighted-average shares outstanding – diluted	777	779	777	778

Earnings (loss) per share – diluted
U.S. GAAP earnings (loss) per share	$0.05	$0.02	$0.10	$(0.16)
Ibero goodwill and trademark impairment charges (d)	—	—	—	0.22
Unrealized losses on fuel derivatives, net (e)	0.04	0.18	0.08	0.16

Non-GAAP earnings per share	$0.09	$0.20	$0.18	$0.22

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. generally accepted accounting principles (“U.S. GAAP”) consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2013 periods currency exchange rates have remained constant with the 2012 periods rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the changes in our business in a fluctuating currency exchange rate environment.

(b)	Our consolidated financial statements are prepared in accordance with U.S. GAAP. The presentation of our non-GAAP financial information is not intended to be considered in isolation or as substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	For the three and six months ended May 31, 2013 and 2012, selling and administrative expenses were $449 million ($431 million in 2012) and $908 million ($852 million in 2012), respectively. For the three and six months ended May 31, 2013 and 2012, selling and administrative expenses were comprised of cruise selling and administrative expenses of $447 million ($429 million in 2012) and $904 million ($848 million in 2012) and Tour and Other selling and administrative expenses of $2 million ($2 million in 2012) and $4 million ($4 million in 2012), respectively.

(d)	We believe that the impairment charges recognized in the six months ended May 31, 2012 related to Ibero’s goodwill and trademarks are special charges and, therefore, are not an indication of our future earnings performance. As such, we believe it is more meaningful for the impairment charges to be excluded from our net loss and loss per share and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these impairment charges.

(e)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and EPS and, accordingly, we present non-GAAP net income and non-GAAP EPS excluding these unrealized gains and losses. For the six months ended May 31, 2012, non-GAAP diluted weighted-average shares outstanding were 779 million, which includes the dilutive effect of equity plans.

We have not included in our earnings guidance the impact of unrealized gains and losses on fuel derivatives because these unrealized amounts involve a significant amount of uncertainty, and we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.